SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	October 17, 2003

Commission file number: 333-46607-12		Commission file number: 333-46607

Werner Holding Co. (PA), Inc.		Werner Holding Co. (DE), Inc.
(Exact name of co-registrant as specified in charter)		(Exact name of co-registrant as specified in charter)

Pennsylvania (State or other jurisdiction of incorporation)	25-0906895 (IRS employer identification no.)	Delaware (State or other jurisdiction of incorporation)	25-1581345 (IRS employer identification no.)

93 Werner Rd. Greenville, PA (Address of principal executive offices)	16125 (Zip Code)	1105 North Market St., Suite 1300 Wilmington, DE (Address of principal executive offices)	19899 (Zip Code)

(724) 588-2550	(302) 478-5723
(Co-registrant’s telephone number, including area code)	(Co-registrant’s telephone number, including area code)

     The co-registrants are Werner Holding Co. (PA), Inc. and Werner Holding Co. (DE), Inc., which is a wholly owned subsidiary of Werner Holding Co. (PA), Inc. Werner Holding Co. (PA), Inc. has no substantial operations or assets other than its investment in Werner Holding Co. (DE), Inc.

Item 12. Results of Operations and Financial Condition.

     Werner Holding Co. (DE), Inc., which through its Werner Co. subsidiary is the nation’s largest manufacturer and marketer of ladders and other climbing products, has been informed by its largest customer, Home Depot, that it will no longer purchase aluminum and fiberglass stepladders from Werner Co. Home Depot has opted to purchase these products directly from China. Stepladder sales to Home Depot in calendar year 2002 represented 16% of Werner’s total net sales and through September 30, 2003, stepladder sales to Home Depot accounted for 12% of Werner’s total net sales. Werner Co. has also been informed that it will be included in an extension ladder supplier line review with Home Depot later in October 2003. This line review process has several potential outcomes, which include losing or gaining additional business. Management is unable to make any forward-looking statements or estimates as to potential outcomes of the line review at this time. However, management will continue to make decisions that preserve the value of the Werner brand, its #1 position in the climbing products industry, and its superior product quality and product safety performance, while supporting the long-term interests of its customer base, channel partners, employees and investors.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the co-registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

WERNER HOLDING CO. (PA), INC.

Date:	October 17, 2003	By:	/s/ Larry V. Friend Larry V. Friend Vice President, Chief Financial Officer and Treasurer

WERNER HOLDING CO. (DE), INC.

Date:	October 17, 2003	By:	/s/ Larry V. Friend Larry V. Friend Vice President, Chief Financial Officer and Treasurer

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